Exhibit 10.1

Approved June 13, 2018

Arena Pharmaceuticals, Inc.

Non-Employee Director Compensation

Equity (effective June 13, 2018)

•	Annual Award for Continuing directors and new directors:

Options: Continuing and new directors elected at our annual stockholders’ meeting will be granted non-qualified stock options to purchase 5,000 shares of our common stock. The options are granted effective on the date of our annual stockholders’ meeting, and vest in equal monthly installments (except as necessary to avoid vesting of a fractional share) over one year beginning on the one month anniversary of the date of grant and subject to vesting conditions set forth below. New directors appointed other than at the annual stockholders’ meeting will be granted a prorated number of the 5,000 shares effective on the date of their appointment. The prorated number of options shall be determined by multiplying 5,000 by a fraction, the numerator of which is equal to the number of full months in the Prorated Period and the denominator of which is 12. These options will vest in equal monthly installments (except as necessary to avoid vesting of a fractional share) over the Prorated Period, beginning on the one month anniversary of the date of appointment, and subject to vesting conditions set forth below. As used above, “Prorated Period” means the time between the director’s appointment and the one-year anniversary of our most recent annual stockholders’ meeting.

RSUs: Continuing and new directors elected at our annual stockholders’ meeting will also be granted $150,000 in RSUs, with the number of RSUs determined by dividing $150,000 by the closing stock price on the date of grant. The RSUs are granted effective on the date of our annual stockholders’ meeting, and vest upon the earlier of the one-year anniversary after grant or the next annual stockholders’ meeting, subject to vesting conditions set forth below. New directors appointed other than at the annual stockholders’ meeting will be granted a prorated amount of the $150,000 RSU award effective on the date of their appointment. The prorated number of RSUs shall be determined by multiplying the equivalent of $150,000 in RSUs, determined based on the closing stock price on the date of grant, by a fraction, the numerator of which is equal to the number of full months in the Prorated Period and the denominator of which is 12. These RSUs will vest at the next annual stockholders’ meeting, subject to vesting conditions set forth below. As used above, “Prorated Period” means the time between the director’s appointment and the one-year anniversary of our most recent annual stockholders’ meeting.

•	Inducement Award for New directors:

Options: New directors will be granted non-qualified stock options to purchase 2,500 shares of our common stock effective on the date of their election or appointment, vesting over three years in equal monthly installments (except as otherwise necessary to avoid vesting of a fractional share) and subject to vesting conditions set forth below, with vesting beginning on the one month anniversary of the date of election or appointment.

Approved June 13, 2018

RSUs: New directors will also be granted $75,000 in RSUs, determined based on the closing stock price on the date of grant, effective on the date of their election or appointment, vesting in three equal installments (except as otherwise necessary to avoid vesting of a fractional share) on the date of the next three annual stockholder meetings after grant, subject to vesting conditions set forth below.

Exercise Price and Vesting

•	The exercise price of options shall be the Fair Market Value on the date of grant.

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In the event of a director’s Separation From Service due to death, Disability, or a Change in Control of Arena that occurs upon or prior to a Separation From Service, all of the director’s options and RSUs become fully vested. In the event of any other Separation From Service, (a) vesting of the options and RSUs is subject to the director’s provision of continued service to Arena through the applicable vesting date, and (b) unvested options and RSUs terminate upon the director’s Separation From Service.

Certain Definitions

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“Change in Control” means an event that: (a) is a “Change in Control” as such term is defined in the applicable long-term incentive plan, and (b) also qualifies as either: (i) a change in the ownership of Arena, (ii) a change in the effective control of Arena, or (iii) a change in the ownership of a substantial portion of Arena’s assets (as each of these events are defined in Treas. Reg. § 1.409A-3(i)(5), or as these definitions may later be modified by other regulatory pronouncements).

•	“Director” or “director” as used herein refers only to non-employee directors.

•	“Disability” means the participant’s becoming disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code, or as otherwise determined by the Compensation Committee in its discretion.

•	“Fair Market Value” is as defined in the applicable long-term incentive plan.

•	“Separation From Service” means the director has had a separation from service with Arena for purposes of Section 409A of the Internal Revenue Code.

Cash (effective July 1, 2018)

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Annual retainer for directors: $13,750 per quarter, paid in advance. New directors will receive a prorated amount of the quarterly payment for the quarter within which they are appointed or elected. The proration calculation shall be made for the number of days until the beginning of the next quarter.

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Additional annual retainer for Chair of the Board: An additional $8,750 per quarter, paid in advance. New Chairs will receive a prorated amount of the quarterly payment for the quarter within which they are appointed to such position. The proration calculation shall be made for the number of days until the beginning of the next quarter.

Approved June 13, 2018

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Annual retainer for committee members (including committee chairs):  Committee retainers shall be paid quarterly in advance in 25% increments of the annual amounts.  New directors will receive a prorated amount of the payment for the quarter within which they are appointed or elected. The proration calculation shall be made for the number of days until the beginning of the next quarter.

•	Audit: $10,000 for members; additional $10,000 for chair

•	Compensation: $7,500 for members; additional $10,000 for chair

•	Corporate Governance & Nominating: $5,000 for members; additional $5,000 for chair

•	Other committees: $5,000 for members

In addition, our Board of Directors and the Compensation Committee may authorize additional fees for significant work in informal meetings or for other service to us in the recipient’s capacity as a director or committee member. Each non-employee director is also entitled to reimbursement for all of such director’s reasonable out-of-pocket expenses incurred in connection with performing Board business.

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